Exhibit 99.1
AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

The following illustrates revised reportable segment revenue for the periods indicated:

	Fiscal Year Ended September 30, 2021
Revenue	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(As Revised)	(As Revised)	(As Revised)	(As Revised)	(As Revised)
U.S. Healthcare Solutions	$51,572,581	$48,165,587	$50,375,842	$52,347,535	$202,461,545
International Healthcare Solutions	944,311	989,032	3,030,769	6,565,517	11,529,629
Intersegment eliminations	(336)	(448)	(916)	(631)	(2,331)
Revenue	$52,516,556	$49,154,171	$53,405,695	$58,912,421	$213,988,843

The following illustrates revised reportable segment operating income for the periods indicated:

	Fiscal Year Ended September 30, 2021
Segment Operating Income	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
	(As Revised)	(As Revised)	(As Revised)	(As Revised)	(As Revised)
U.S. Healthcare Solutions	$565,927	$654,715	$529,790	$507,486	$2,257,918
International Healthcare Solutions	50,989	51,843	100,831	186,623	390,286
Total segment operating income	$616,916	$706,558	$630,621	$694,109	$2,648,204

The following reconciles total segment operating income to income before income taxes for the periods indicated:

	Fiscal Year Ended September 30, 2021
(in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Total segment operating income	$616,916	$706,558	$630,621	$694,109	$2,648,204
Gains from antitrust litigation settlements	—	—	147,432	21,362	168,794
LIFO credit	25,727	20,918	113,920	42,463	203,028
Acquisition-related intangibles amortization	(25,034)	(24,973)	(44,282)	(81,932)	(176,221)
Employee severance, litigation, and other	(70,381)	(78,156)	(226,964)	(96,410)	(471,911)
Goodwill impairment	—	—	—	(6,373)	(6,373)
Impairment of assets	—	—	—	(11,324)	(11,324)
Operating income	547,228	624,347	620,727	561,895	2,354,197
Other (income) loss	(14,268)	23,310	(4,141)	(46,637)	(41,736)
Interest expense, net	33,614	34,526	51,338	54,596	174,074
Income before income taxes	$527,882	$566,511	$573,530	$553,936	$2,221,859